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                                                               EXHIBIT (3)(i)(b)

                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF

                           OAKRIDGE EXPLORATION, INC.

                                 ARTICLE I. NAME

      The name of the Corporation is OAKRIDGE EXPLORATION, INC.

                              ARTICLE II. AMENDMENT

      The following amendment was adopted by the shareholders of Oakridge Exploration, Inc. at its annual meeting of shareholders held on August 17, 1978;

      The aggregate number of shares which this Corporation shall have authority to issue shall be reduced from 80,000,000 to 20,000,000 shares of stock, and the par value of the shares shall be and hereby is increased from One Cent ($0.01) to Four Cents ($0.04) per share.

      As of the date that this amendment was adopted by the shareholders of the Company, the Company had issued and outstanding a total of 16,149,300 shares of its common voting shares. The Company has only one class of shares outstanding, and all 16,149,300 outstanding shares were entitled to vote on the amendment. A total of 11,936,006 shares were voted in favor of the Amendment, and 215,800 shares were voted against the amendment.

                                            OAKRIDGE EXPLORATION, INC.

ATTEST:

/s/  Harvey Lee Ickert                      /s/  Harvey Lee Ickert
---------------------------------           ---------------------------------
Harvey Lee Ickert, Vice President           Harvey Lee Ickert, Vice President

                                            /s/  Sandra Pautsky
                                            -----------------------------------
                                            Sandra Pautsky, Assistant Secretary

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STATE OF UTAH       )
                    : ss.
COUNTY OF SALT LAKE )

      On this 18th day of August, 1978, personally appeared before me Sandra Pautsky and Harvey Lee Ickert, known to me to be the Vice President and Assistant Secretary of Oakridge Exploration, Inc., respectively, and authorized to execute the foregoing Amendment by resolution of the shareholders of Oakridge Exploration, Inc., and acknowledged to me that they executed the same for and on behalf of the Corporation and that the Corporation executed the same.

                                             /s/  J. Brent Garfield
                                             ----------------------------------
My Commission Expires:                       Notary Public, Residing at
2/20/80                                      Salt Lake County, Utah

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